Exhibit 99.67

This business combination involves the securities of a Brazilian company. The business combination is subject to disclosure requirements of Brazil that are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the issuer is located in Brazil, and some or all of its officers and directors may be residents of Brazil. You may not be able to sue a Brazilian company or its officers or directors in a Brazilian court for violations of the U.S. securities laws. It may be difficult to compel a Brazilian company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the issuer may purchase securities otherwise than under the exchange offer, such as in open market or privately negotiated purchases.

MARFRIG GLOBAL FOODS S.A.
Publicly-Held Company
CNPJ/MF 03.853.896/0001-40
NIRE 35.300.341.031

MINUTES OF THE MEETING OF THE BOARD OF DIRECTORS
HELD ON SEPTEMBER 22, 2025

Date, Time, and Place: On September 22, 2025, at 5:30 p.m., at the registered office of Marfrig Global Foods S.A. (“Company”), located at Avenida Queiroz Filho, No. 1,560, Block 5, Sabiá Tower, 3rd Floor, Room 301, Vila Hamburguesa, ZIP Code: 05319-000, in the City of São Paulo, State of São Paulo.

Call Notice and Attendance: The call for the meeting was waived, considering the attendance, via conference call, of all the Company’s Board Members, namely Messrs. Marcos Antonio Molina dos Santos – Chairman of the Board of Directors, Alain Emile Henry Martinet, Antonio dos Santos Maciel Neto, Herculano Aníbal Alves, Marcia Aparecida Pascoal Marçal dos Santos, Roberto Silva Waack, and Rodrigo Marçal Filho.

Board: Chairman: Mr. Marcos Antonio Molina dos Santos; Secretary: Mr. Ricardo Araujo Rocha.

Agenda: To deliberate on 1) the resignations of Messrs. Rui Mendonça Junior and Tang David and the election of the Company’s Statutory Board of Officers.

Resolutions: The meeting having commenced, the members of the Company’s Board of Directors:

(i) Acknowledged the receipt of the resignation request from Mr. Rui Mendonça Junior, Brazilian, married, engineer, holder of Identity Card RG No. 900.862.194-9 SSP/RS, registered under CPF/MF No. 207.399.070-34, from the position of Chief Executive Officer, and the resignation request from Mr. Tang David, Brazilian, married, business administrator, registered under CPF/MF No. 213.882.168-41, holder of Identity Card RG No. 10.623.534-5 SSP/SP, from the positions of Chief Financial and Administrative Officer and Investor Relations Officer, both with an address in the City of São Paulo, State of São Paulo, at Avenida Queiroz Filho, No. 1,560, Block 5, Sabiá Tower, 3rd Floor, Vila Hamburguesa, ZIP Code 05319-000, as per resignation letters filed at the Company’s headquarters;

(ii) Expressed their gratitude to Messrs. Rui Mendonça Junior and Tang David for the significant services rendered to the Company.

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Board of Directors – 2025.09.22 – Resignation of Directors and Election of the Statutory Board

(iii) In light of the aforementioned resignations, the members of the Board of Directors, immediately thereafter and by unanimous vote of those present, resolved to reelect the following individuals to compose the Company’s Statutory Board of Officers:

a) Mr. Miguel de Souza Gularte, Brazilian, widower, veterinarian, registered under CPF/MF No. 270.209.240-34 and holder of Identity Card RG No. 2020494148 SSP/RS, with an address at Avenida Queiroz Filho, No. 1,560, Block 5, Sabiá Tower, 3rd Floor, Vila Hamburguesa, City of São Paulo, ZIP Code 05319-000 – Chief Executive Officer;

b) Mr. José Ignacio Scoseria Rey, Uruguayan, married, public accountant, registered under CPF/MF No. 236.525.848-48 and holder of Foreigner National Registry – RNE No. V950563-M, with a business address in the City of São Paulo, State of São Paulo, at Avenida Queiroz Filho, No. 1,560, Block 5, Sabiá Tower, 3rd Floor, Vila Hamburguesa, ZIP Code 05319-000 – Chief Financial and Administrative Officer and Investor Relations Officer;

c) Mr. Rodrigo Marçal Filho, Brazilian, married, entrepreneur, registered under CPF/MF No. 184.346.398-90, holder of Identity Card RG No. 28.432.094-8 SSP/SP, with a business address in the City of São Paulo, State of São Paulo, at Avenida Queiroz Filho, No. 1,560, Block 5, Sabiá Tower, 3rd Floor, Vila Hamburguesa, ZIP Code 05319-000 – Officer without specific designation.

d) Dr. Heraldo Geres, Brazilian, married, lawyer, holder of OAB/SP No. 126.801, registered under CPF/MF No. 119.691.688-89, with a business address in the City of São Paulo, State of São Paulo, at Avenida Queiroz Filho, No. 1,560, Block 5, Sabiá Tower, 3rd Floor, Vila Hamburguesa, ZIP Code 05319-000 – Chief Legal Officer.

The members of the Board of Directors resolved that the reelected Officers: (i) shall have a term of office of three (3) years, starting from this date, ending on September 22, 2028; (ii) shall remain in their positions until the investiture of newly elected members, pursuant to Article 150, Paragraph 4 of Law No. 6,404, dated December 15, 1976 (“Brazilian Corporations Law”). The aforementioned officers were duly appointed to their positions upon signing the respective terms of investiture filed at the Company’s headquarters, having declared, under the penalties of law, that they are not barred by special law, nor convicted of bankruptcy crimes, malfeasance, bribery, extortion, embezzlement, crimes against the public economy, public trust, or property, or subject to criminal penalties that temporarily prohibit access to public office, as provided in Paragraph 1 of Article 147 of Law No. 6,404 of 1976 and Resolution No. 80 of the Brazilian Securities and Exchange Commission, dated March 29, 2022.

Closure: There being no further matters to discuss, these minutes were drawn up, read, approved, and signed by all the Board Members presente.

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Board of Directors – 2025.09.22 – Resignation of Directors and Election of the Statutory Board

Signatures: Board: Chairman: Marcos Antonio Molina dos Santos; Secretary: Mr. Ricardo Araujo Rocha. Members of the Board of Directors: Marcos Antonio Molina dos Santos – Chairman of the Board of Directors, Alain Emile Henry Martinet, Antonio dos Santos Maciel Neto, Herculano Aníbal Alves, Marcia Aparecida Pascoal Marçal dos Santos, Roberto Silva Waack, and Rodrigo Marçal Filho.

I certify that this is a true copy of the minutes recorded in the appropriate book.

São Paulo, September 22, 2025.

Ricardo Araujo Rocha

Secretary

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Board of Directors – 2025.09.22 – Resignation of Directors and Election of the Statutory Board